EXCHANGE AGENT AGREEMENT



                                              ________________, 2004



Wilmington Trust Company,
as Institutional Trustee of Dime Community Capital Trust I
Corporate Trust Administration
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Ladies and Gentlemen:

         Dime Community Capital Trust I, a statutory trust formed under the laws of the State of Delaware (the "Trust") proposes to make an offer (the "Exchange Offer") to exchange any and all of its outstanding 7.0% Capital Securities, Series A (Liquidation Amount $1,000 per Capital Security) (the "Original Capital Securities") for its 7.0% Capital Securities, Series B (Liquidation Amount $1,000 per Capital Security) (the "Exchange Capital Securities"). All of the beneficial interests represented by common securities of the Trust are owned by Dime Community Bancshares, Inc., a Delaware corporation ("Dime Community"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 2004 (as the same may be amended or supplemented from time to time, the "Prospectus"), to be distributed to all record holders of the Original Capital Securities. A copy of the Prospectus is attached hereto as Exhibit A. The Original Capital Securities and the Exchange Capital Securities are collectively referred to herein as the "Securities." Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

         A copy of each of the form of the Letter of Transmittal, the form of the Notice of Guaranteed Delivery, the form of letter to brokers and the form of letter to clients to be used in connection with the Exchange Offer are attached hereto as Exhibit B.

         The Trust hereby appoints the Institutional Trustee to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to the Institutional Trustee.

         The Exchange Offer is expected to be commenced by the Trust on or about ___________, 2004. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Original Capital Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Capital Securities tendered in connection therewith and (ii) the book-entry transfer of Securities to the Exchange Agent's account.

         The Exchange Offer shall expire at 5:00 P.M., New York City time, on ___________, 2004 or on such later date or time to which Dime Community or the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the

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Wilmington Trust Company                                                 Page 2.
______________, 2004


Prospectus, Dime Community and the Trust expressly reserve the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the Business Day following the previously scheduled Expiration Date.

         Dime Community and the Trust expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." Dime Community or the Trust will give you prompt oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance of Original Capital Securities.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Original Capital Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer as soon as practicable, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Original Capital Securities by causing the Book-Entry Transfer Facility to transfer such Original Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and certificates for Original Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents received by you from or for holders of the Original Capital Securities to ascertain whether: (i) on their face the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Original Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform such tendering holders of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of any Administrator of the Trust or any person designated in writing by Dime Community (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Administrator or Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer.

Wilmington Trust Company                                                 Page 3.
______________, 2004


         5. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Original Capital Securities," and Original Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Original Capital Securities that any Administrator of the Trust or Designated Officer of Dime Community shall approve as having been properly tendered shall be considered to be properly tendered. Such approval, if given orally, shall be confirmed in writing.

         6. You shall advise the Trust and Dime Community with respect to any Original Capital Securities received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Original Capital Securities.

         7. You shall accept tenders:

                  (a) in cases where the Original Capital Securities are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

                  (c) from persons other than the registered holder of Original Capital Securities provided that customary transfer requirements have been met.

         You shall accept partial tenders of Original Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Capital Securities to the transfer agent for division and return any untendered Original Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Capital Securities properly tendered and you, on behalf of the Trust, will exchange such Original Capital Securities for Exchange Capital Securities provided to you by or on behalf of the Trust and cause such Original Capital Securities to be canceled. Delivery of Exchange Capital Securities will be made on behalf of the Trust by you at the rate of $1,000 liquidation amount of Exchange Capital Securities for each $1,000 liquidation amount of the corresponding series of Original Capital Securities tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Original Capital Securities by the Trust; provided, however, that in all cases, Original Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. The Trust shall issue Exchange Capital Securities only in denominations of

Wilmington Trust Company                                                 Page 4.
______________, 2004


$1,000 or any integral multiple thereof. Original Capital Securities may be tendered in whole or in part in denominations of $100,000 and integral multiples of $1,000 in excess thereof, provided that if any Original Capital Securities are tendered for exchange in part, the untendered liquidation amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

         10. The Trust shall not be required to exchange any Original Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Trust not to exchange any Original Capital Securities tendered shall be given orally (and confirmed in writing) by the Trust to you.

         11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall promptly after the expiration or termination of the Exchange Offer return those certificates of Original Capital Securities not accepted for exchange (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Original Capital Securities, unaccepted Original Capital Securities or Exchange Capital Securities shall be forwarded (a) by first-class certified mail, return receipt requested, under a blanket surety bond at the direction and expense of Dime Community protecting you and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates; (b) by registered mail insured separately by you at the expense of Dime Community, protecting you, Dime Community and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (c) by effectuating appropriate book-entry transfer.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Trust;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Capital Securities or Exchange Capital Securities represented

Wilmington Trust Company                                                 Page 5.
______________, 2004


                           thereby deposited with you or issued pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

                  (c) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might, in your judgment, subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

                  (d) may rely on, and be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you in good faith to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may rely on, and shall be authorized and protected in acting or failing to act upon the written, telephonic and oral instructions with respect to any matter relating to you acting as Exchange Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of Dime Community;

                  (g) may consult with counsel satisfactory to you, including counsel for the Trust, with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel, provided that you shall promptly notify Dime Community of any action taken or omitted by you in reliance upon such advice or opinion;

                  (h) are not authorized, and shall have no obligation, to pay any brokers, dealers or soliciting fees to any person; and

                  (i) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Capital Securities.

Wilmington Trust Company                                                 Page 6.
______________, 2004


         15. You shall take such action as may from time to time be requested by the Trust or its counsel or any Designated Officer of Dime Community (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved and provided to you from time to time by the Trust or Dime Community, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Trust,
Attention: Kenneth J. Mahon.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Kenneth J. Mahon, Administrator of the Trust, and such other person or persons as the Trust or Dime Community may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested by Dime Community or the Trust) up to and including the Expiration Date, as to the aggregate liquidation amount of Original Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Trust or Dime Community or any such other person or persons, upon oral request made from time to time on or prior to the Expiration Date, such other information as it or such person reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Trust or Dime Community, and such person as the Trust or Dime Community may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Trust or Dime Community shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Original Capital Securities tendered, the aggregate liquidation amount of Original Capital Securities accepted and deliver said list to the Trust promptly after the Expiration Date.

         17. Letters of Transmittal and Notices of Guaranteed Delivery received by you shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to finds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Trust, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. For services rendered as Exchange Agent hereunder, you shall be entitled to the compensation set forth on Schedule I attached hereto, plus reasonable out-of-pocket expenses and reasonable attorneys' fees, incurred in connection with your services hereunder, within thirty days following receipt by Dime Community of an itemized statement of such expenses and fees in reasonable detail.

Wilmington Trust Company                                                 Page 7.
______________, 2004


         20.      (a)      The Trust covenants and agrees to indemnify and hold
                           you (which for purposes of this paragraph shall include your directors, officers and employees) harmless in your individual capacity and in your capacity as Exchange Agent hereunder from and against any and all loss, liability, cost, damage, expense and claim, including but not limited to reasonable attorneys' fees and expenses, incurred by you as a result of, arising out of or in connection with the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder;
                           provided, however, that the Trust shall not be liable for indemnification or otherwise, or hold you harmless, for any loss, liability, cost, damage, expense or claim arising out of your bad faith, gross negligence or willful misconduct. In no case shall the Trust be liable under this indemnity with respect to any claim against you unless the Trust shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Trust so elects, the Trust may assume the defense of any suit brought to enforce any such claim; provided, that the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include both the Trust and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between them. In the event that the Trust shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Trust shall not be liable for the fees and expenses of any counsel thereafter retained by you. The Trust shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

                  (b) You agree that, without the prior written consent of the Trust (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you or the Trust or any of its trustees or controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Trust and its trustees and controlling persons from all liability arising out of such claim, action or proceeding.

         21. The Trust understands that you are required in certain instances to deduct 31% of the amounts to be paid with respect to interest paid on the Exchange Capital Securities and proceeds from the sale, exchange, redemption or retirement of the Exchange Capital Securities from holders who have not supplied their correct Taxpayer Identification Number or required

Wilmington Trust Company                                                 Page 8.
______________, 2004


certification. You will remit any such funds to the Internal Revenue Service in accordance with applicable regulations.

         22. You shall notify the Trust of the amount of any transfer taxes that you have actual knowledge are payable in respect of the exchange of Original Capital Securities.

         23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, and no other person shall have any rights hereunder.

         24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

         27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

         If to the Trust:  Dime Community Capital Trust I
                           209 Havemeyer Street
                           Brooklyn, New York 11211
                           Facsimile:  (718) 782-4683
                           Attention:  Kenneth J. Mahon

         If to the Exchange Agent: Wilmington Trust Company
                                   Rodney Square North
                                   1100 North Market Street
                                   Wilmington, Delaware 19890-1626
                                   Facsimile:  (302) 636-4145
                                   Attention: Corporate Capital Markets -
                                   Dime Community Capital Trust I Exchange Offer

         28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 20 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you

Wilmington Trust Company                                                 Page 9.
______________, 2004


shall promptly deliver to the Trust any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

         29. This Agreement shall be binding and effective as of the date hereof.

Wilmington Trust Company                                                Page 10.
______________, 2004


         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                         DIME COMMUNITY CAPITAL TRUST I


                                         By:
                                            ------------------------------------
                                            Kenneth J. Mahon
                                            Administrator


                                         Accepted as the date first
                                         above written:


                                         WILMINGTON TRUST COMPANY, not in its
                                         individual capacity but solely as
                                         Institutional Trustee, as Exchange
                                         Agent


                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

Wilmington Trust Company                                                Page 11.
______________, 2004


         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                         DIME COMMUNITY CAPITAL TRUST I


                                         By:
                                            ------------------------------------
                                            Kenneth J. Mahon
                                            Administrator


                                         Accepted as the date first
                                         above written:


                                         WILMINGTON TRUST COMPANY, not in its
                                         individual capacity but solely as
                                         Institutional Trustee, as Exchange
                                         Agent


                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

                                   SCHEDULE I

                                      FEES

                            WILMINGTON TRUST COMPANY
                           CORPORATE TRUST DEPARTMENT

                                SCHEDULE OF FEES
                                       FOR
                         DIME COMMUNITY CAPITAL TRUST I

                        7.0% CAPITAL SECURITIES, SERIES B



1.       EXCHANGE AGENT $3,500

         Covers review of the Letter of Transmittal, the Exchange Agent Agreement and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, Agent's Messages and Notices of Guaranteed Delivery.





         Note: The fees set forth in this schedule are subject to review of documentation and our internal credit and conflict review. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including reasonable counsel fees, incurred in the performance of our duties will be added to the billed fees. We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as Wilmington Trust Company or its affiliates. These transactions (for which normal and customary spreads will be earned in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to us or our affiliates. If you choose to invest in any mutual fund, Wilmington Trust Company and/or our affiliates may earn service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a deal should fail to close for reasons beyond our control, we reserve the right to charge our acceptance plus reimbursement for legal fees incurred.

         Fees for any services not specifically covered in this or other applicable schedules will be based on an appraisal of services rendered.